EXHIBIT 4.1

                                                       EXECUTION COPY - 2nd



                               FIRST OMNIBUS AMENDMENT
                                          TO
                                 PURCHASE AGREEMENTS


                    THIS FIRST OMNIBUS AMENDMENT TO PURCHASE AGREEMENTS (this "Agreement") dated as of June 26, 1995, is entered into by and among COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the "Seller"), CORPORATE RECEIVABLES CORPORATION, a Delaware corporation (the "Investor"), CITICORP NORTH AMERICA, INC., a Delaware corporation individually (in its individual capacity, "CNA") and as agent (in such capacity, the "Agent"), and the "Banks" referred to below.

                                 W I T N E S S E T H:

                    WHEREAS, the Seller, the Investor and the Agent have entered into a certain Trade Receivables Purchase and Sale Agreement dated as of June 26, 1992 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Investor Agreement"), pursuant to which the Investor has purchased and may, at its sole discretion from time to time hereafter make additional purchases of, "Eligible Assets" (as such term is defined therein) from the Seller on the terms and conditions set forth therein;

                    WHEREAS, the Seller, certain financial institutions from time to time parties thereto (collectively, the "Banks") and the Agent have entered into a certain Trade Receivables Purchase and Sale Agreement dated as of June 26, 1992 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Commitment Agreement" and together with the Investor Agreement being, collectively, the "Purchase Agreements" and each individually, a "Purchase Agreement"; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Investor Agreement or, if not defined in the Investor Agreement, in the Commitment Agreement), pursuant to which the Banks have agreed to make purchases of "Eligible Assets" (as such term is defined therein) from the Seller if and to the extent that the Investor elects to cease making purchases under the Investor Agreement; and

                    WHEREAS, the Seller, the Investor, the Agent, CNA and the Banks desire to enter into this Agreement to amend certain provisions of the Investor Agreement and the Commitment Agreement to, among other things, extend the term of such agreements to June 26, 1998;

                    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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                    SECTION 1.  Amendments to the Purchase Agreements.
          Subject to the satisfaction of the conditions precedent set forth in Section 4 below, each of the Purchase Agreements is amended as follows:

                    1.1. Section 1.01 of each of the Purchase Agreements is hereby amended as follows:

                    a. The following definitions shall be added thereto in their correct alphabetical positions within such agreement:

                    "'Average Maturity' means, on any day, that period (expressed in days) equal to the average maturity of the Purchased Receivables as shall be calculated by the Collection Agent and set forth in the Investor Report most recently delivered on or prior to such day; provided, however, that the Agent may recalculate the Average Maturity set forth in any such Investor Report if it disagrees with any such calculation."

                    "'Collection Delay Period' means 10 days or such other number of days as the Agent may select upon three Business Days' prior written notice to the Seller."

                    "'Liquidation Yield' means, for any Eligible Asset on any date (except as set forth below) an amount equal to the product of (i) the Capital of such Eligible Asset on such date, (ii) the Rate Variance Factor as of such date and (iii) the product of (a) the Assignee Rate for such Eligible Asset for a Fixed Period deemed to commence on such date for a period of thirty days and
                    (b) a fraction (x) having the number of days equal to the sum of Average Maturity and the Collection Delay Period as its numerator and (y) having 360 as its denominator."

                    "'Loss Reserve Percentage' means, at any time, the greater of (x) 110% and (y) a percentage calculated by dividing (i) 100% by (ii) the difference of 100% and the Loss Percentage at such time.

                    "'Rate Variance Factor' means, with respect to any rate at which Yield is calculated on any date, a number greater than one that reflects the potential variance in selected interest rates over a period of time designated by the Agent, as shall be computed by the Collection Agent each month and set forth in the Investor Report in accordance with the provisions thereof; provided, however, that the factors used in computing the "Rate Variance Factor" may be changed


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                    from time to time upon at least five days' prior
                    written notice from the Agent to the Collection Agent." "'Ratings Requirement' means that the Seller's long-term unsecured senior indebtedness is rated at least "BBB-" by Standard & Poor's Ratings Group and at least "Baa3" by Moody's Investors Service, Inc."

                    "'Yield Payment Date' means (i) with respect to any Eligible Asset in respect of which Yield thereon is calculated based on the Investor Rate or the Alternate Base Rate, the last day of each month (or, if such date is not a Business Day, the immediately succeeding Business Day, (ii) with respect to any Eligible Asset in respect of which Yield thereon is calculated based on the Adjusted LIBO Rate, the last day of the Fixed Period to which the Capital of such Eligible Asset is allocated, and (iii) with respect to all Eligible Assets outstanding at such time, the earlier to occur of the Termination Date or the Collection Date."

                    "'Yield Reserve' means, on any date with respect to any Eligible Asset, the sum of (i) the Liquidation Yield at such time for such Eligible Asset plus (ii) the then accrued and unpaid Yield for such Eligible Asset."

                    "'Yield Reserve Percentage' means, at any time, the greater of (x) 102% and (y) a percentage calculated by dividing (i) 100% by (ii) the difference of (a) 100% and (b) a percentage calculated by dividing (1) the sum of the Yield Reserves for all Eligible Assets outstanding at such time by (2) the aggregate outstanding Capital of all Eligible Assets at such time."

                    b.  The definition of "Collections" appearing in
               Section 1.01 of each such agreement is hereby amended to add the following phrase immediately after the parenthetical appearing therein:

                    ", any amounts received by the Agent in respect of the repurchase of any Purchased Receivables pursuant to
                    Section 2.06(b),".

                    c. The definition of "Eligible Receivables Percentage" appearing in Section 1.01 of each such agreement is hereby amended and restated in its entirety to read as follows:

                    "'Eligible Receivables Percentage' means (i) at any time that the Ratings Requirement shall be satisfied, the Yield Reserve Percentage at such time; and (ii) at any time that the Ratings Requirement is not satisfied,

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                    (x) the sum (1) the Yield Reserve Percentage at such
                    time and (2) the Loss Reserve Percentage at such time, minus (y) one hundred percent."

                    d. The definition of "Revolver Financial Covenants" appearing in Section 1.01 of each such agreement is hereby amended and restated in its entirety to read as follows:

                    "Revolver Financial Covenants" means the financial covenants contained in Section 6.01 of the Revolver, as amended from time to time hereafter; provided, however, that upon (x) any termination of the Revolver, (y) the termination of the commitments of Citibank to make loans thereunder, or (z) Citibank's ceasing to be party thereto as a lender thereunder (any such date being, the "Revolver Termination Date"), the financial covenants in effect thereunder immediately prior to such Revolver Termination Date or such other financial covenants as the Agent shall specify with the consent of the Seller and each of the Banks, which consent shall not be unreasonably withheld or delayed (and, in any event with respect to the Seller, shall be granted within 60 days after its receipt of notice thereof from the Agent to the extent the granting of such consent would be required hereunder), shall remain in effect for purposes of this Agreement.

                    e.  The definition of "Settlement Period" appearing in
               Section 1.01 of each such agreement is hereby deleted in its entirety and, except as otherwise expressly provided in this Agreement, all references therein in either of the Purchase Agreements shall be deemed to references to the term "Fixed Period."

                    f.  The definition of "Termination Date" appearing in
               Section 1.01 of each such agreement is hereby amended to delete the date "June 26, 1995" set forth therein and to substitute therefor the date "June 26, 1998."

                    1.2. Section 2.05(a) of each of the Purchase Agreements is hereby amended to delete the phrase "On the last day of each Settlement Period for each Eligible Asset to occur prior to the Termination Date," which appears in the fourth sentence thereof and to substitute the following therefor:

                    "On the Yield Payment Date in respect of each Eligible Asset occurring prior to the Termination Date,".

                    1.3. Section 2.06(a) (as the same shall be in effect upon and after the effectiveness of this Agreement) of each of the Purchase Agreements is hereby amended to delete the phrase

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          "On the last day of each Settlement Period for each Eligible
          Asset to occur on or after the Termination Date," which appears in the third sentence thereof and to substitute the following therefor:

                    "On the Yield Payment Date in respect of each Eligible Asset occurring on or after the Termination Date,".

                    1.4. Section 2.07 of each of the Purchase Agreements is hereby amended to delete the phrase "Prior to the 15th Business Day of each month" which appears in the third sentence thereof and to substitute the phrase "On or prior to the 20th day of each month" therefor.

                    1.5. Section 2.10(b)(i) of each of the Purchase Agreements is hereby amended to delete the phrase "(such letter being the "Fee Letter")" appearing therein and to substitute the following therefor:

                    "(such letter agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, being the "Fee Letter")."

                    1.6. Section 5.01 of each of the Purchase Agreements is hereby amended to add the following as a new subsection (l) thereto:

                    "(l) At any time after January 1, 1997 but before May 26, 1997, the Seller shall (i) and shall cause each of the Transferring Subsidiaries to, provide to the Agent all UCC-3 continuation statements and such other instruments, documents and/or agreements as, in each case, the Agent shall deem necessary or desirable to continue the perfection of its and the Owners' interest in all Purchased Receivables which are then existing or which may thereafter be acquired by the Seller under the Transfer Agreements and the by the Owners under this Agreement and (ii) deliver to the Agent, for its benefit and for the benefit of the Owners, an opinion of counsel (from such counsel and in such form and substance as shall, in each case, be satisfactory to the Agent) confirming the continued perfection of the Agent's and the Owners' interests in such Purchased Receivables."

                    1.7.  Section 7.01(h) of each of the Purchase
          Agreements is hereby amended to delete the amount "$5,000,000" set forth therein and to substitute the amount "$20,000,000" therefor.



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                    1.8.  Exhibits G, H, I, K and L to each of the Purchase
          Agreements is hereby amended and restated in its entirety to read as set forth in Annexes I, II, III, IV and V, respectively, hereto.

                    SECTION 2. Amendments to the Investor Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Investor Agreement is amended as follows:

                    2.1. Section 1.01 of the Investor Agreement is hereby amended as follows:

                    a. The following definitions shall be added thereto in their correct alphabetical positions within such agreement:

                    "'CP Fixed Period Date' means, with respect to any Eligible Asset, the date of the Capital Increase Purchase giving rise to such Eligible Asset and thereafter the day which is two Business Days prior to the last day of each calendar month or any other day as shall have been agreed to in writing by the Agent and the Seller prior to the first day of the preceding Fixed Period for such Eligible Asset or, if there is no preceding Fixed Period, prior to the first day of such Fixed Period."

                    "'Recoveries' means, with respect to any Defaulted Receivable repurchased by the Seller pursuant to
                    Section 2.06 hereof or Section 2.06 of the Commitment Agreement, (i) any Collections received by the Seller or any Affiliate of the Seller after the date such Purchased Receivable was repurchased by the Seller and
                    (ii) if the Seller or any Affiliate receives any returned or repossessed goods or products relating to such Defaulted Receivable after the date such Purchased Receivable was repurchased by the Seller, the invoice value of such returned or repossessed products or goods; provided, however, that for purposes of this Agreement, the amount of the Recoveries with respect to any such Defaulted Receivable shall in no event exceed the Repurchase Price paid by the Seller for the repurchase thereof in accordance with such Sections."

                    "'Repurchase Maximum' means, at any time after the Termination Date, (A) the product of (x) the Loss Percentage as of the Termination Date and (y) the aggregate amount of Capital, accrued but unpaid Yield and accrued but unpaid Program Fees, Investor Investment Fees and Collection Agent Fees, in each case, as of the Termination Date, plus (B) Recoveries with respect to any Purchased Receivables repurchased

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                    by the Seller, minus (C) the aggregate amount of the
                    Repurchase Price paid by the Seller as of such time to the Investor and/or any of the Banks with respect to the repurchase of any Purchased Receivables by the Seller hereunder or under the Commitment Agreement, respectively."

                    "'Repurchase Price' means, with respect to any Defaulted Receivable, the Outstanding Balance of such Purchased Receivable."

                    (b)  The definition of "Fixed Period" set forth in
               Section 1.01 of the Investor Agreement is hereby amended and restated in its entirety to read as follows:

                    "'Fixed Period' means, with respect to any Capital allocated thereto:

                         (a) in the case of any Fixed Period in respect of which Yield is computed by reference to the Investor Rate referred to in paragraph (a) of the definition of "Investor Rate", each successive period commencing on each CP Fixed Period Date for such Eligible Asset and ending on the next succeeding CP Fixed Period Date for such Eligible Asset; and

                         (b) in the case of any Fixed Period in respect of which Yield is computed by reference to the Investor Rate referred to in paragraph (b) of the definition of "Investor Rate", each successive period of from one to and including 29 days, or a period of one, two or three months, as the Seller shall select and the Agent may approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on the last day of such Fixed Period (or 10:00 A.M. (New York City time) on the third LIBO Business Day prior to the first day of such subsequent Fixed Period, in the case of an Eligible Asset for which Yield is to be calculated at the Adjusted LIBO Rate), each such Fixed Period for such Capital to be allocated thereto shall commence on the last day of the immediately preceding Fixed Period for such Capital (or, if there is no such preceding Fixed Period, on the date of the Capital Increase Purchase giving rise to such Capital), except that if the Agent shall not have received such notice, or the Agent and the Seller shall not have so mutually agreed, before 11:00 A.M. (New York City time) on such day, such Fixed Period shall be one day;

                    provided, however, that:

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                         (i)  any Fixed Period (other than of one day)
                    which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if Yield with respect to Capital allocated to such Fixed Period is calculated by reference to the Adjusted LIBO Rate and such extension would cause the last day of such Fixed Period to occur in the next succeeding month, the last day of such Fixed Period shall occur on the immediately preceding Business Day;

                         (ii) in the case of any Fixed Period of one day for such Capital, (a) if such Fixed Period is such Capital's initial Fixed Period, such Fixed Period shall be the day of the related Capital Increase Purchase therefor; (b) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period, and (c) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day;

                         (iii) in the case of any Fixed Period for any Capital which commences before the Termination Date and would otherwise end a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Capital shall be of such duration as shall be selected by the Agent;

                         (iv) notwithstanding any of the foregoing in this definition to the contrary, any Fixed Period in respect of which Yield is to accrue by reference to the Adjusted LIBO Rate, such Fixed Period shall be a period of one, two or three months; and

                         (v) from time to time until the Termination Date, subject to the exceptions and limitations described above and in Sections 2.02 and 2.09, and the Agent's approval in accordance with the procedures described above and in Sections 2.02 and 2.09, the Seller shall select Fixed Periods for each Eligible Asset so that the outstanding Capital of all Eligible Assets is at all times allocated to a Fixed Period."



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                    (c)  The definition of "Investor Rate" set forth in
               Section 1.01 of the Investor Agreement is hereby amended and restated in its entirety to read as follows:

                    "'Investor Rate' for any Fixed Period for all Capital allocated to such Fixed Period means:

                         (a) to the extent that the Investor funds its Purchase or maintenance of such Capital by issuing commercial paper, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by the Investor from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the commercial paper issued by the Investor that is allocated, in whole or in part, by CNA (on behalf of the Investor) to fund the Purchase or maintenance of such Capital during such Fixed Period, as determined by CNA (on behalf of the Investor) and reported to the Seller and, if the Collection Agent is not the Seller, the Collection Agent, which rates shall reflect and give effect to the commissions of placement agents and dealers selected by the Investor in respect of such commercial paper, to the extent such commissions are allocated, in whole or in part, to such commercial paper by CNA (on behalf of the Investor); provided, however, that if any component of such rate is a discount rate, in calculating the 'Investor Rate' for such Fixed Period, CNA shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum, or

                         (b)  if the Investor is not able to fund its
                    Purchase or maintenance of such Capital for such Fixed Period by its issuing commercial paper as referred to in paragraph (i) above, the rate equal to the Assignee Rate for such Fixed Period or such other rate as the Agent and the Seller shall agree to in writing;

                    provided, however, that for any Fixed Period commencing on or after the Termination Date, the Investor Rate shall mean a rate equal to the Assignee Rate for such Fixed Period."

                    2.2. Section 2.06 of the Investor Agreement is hereby amended as follows:

                    a. The subsection heading "(a)" shall be added thereto immediately after the section heading "Liquidation
               Settlement Procedures" appearing therein; and



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                    b.  The following shall be added thereto after
               subsection (a) thereof as a new subsection (b) thereto:

                    "(b) Upon the Agent's demand at any time after the Termination Date, the Seller shall repurchase from the Investor, all of the Investor's right and title to and interest in each Purchased Receivable that has become a Defaulted Receivable. The Seller shall remit to the Agent the Repurchase Price for the Investor's interest in such Defaulted Receivable within one Business Day following the Agent's demand therefor as described above; provided, however, that the Seller shall only be obligated to repurchase the Investor's interest in such Defaulted Receivables to the extent that the aggregate Repurchase Price for all such Defaulted Receivables repurchased pursuant hereto and pursuant to the Commitment Agreement does not exceed the Repurchase Maximum at such time."

                    2.3. Clause (iv) of Section 3.02 of the Investor Agreement is hereby amended and restated in its entirety to read as follows:

                    "(iv) on such date, the Ratings Requirement shall be satisfied;"; and

                    2.4. Subsection (b) of Section 11.06 of the Investor Agreement is hereby amended by restating such subsection to read as follows:

                    "(b) In addition, the Seller shall pay any and all present or future stamp, sales, excise, documentary, property and other taxes, levies and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents to be delivered hereunder, and agrees to indemnify CNA, the Agent and each Owner against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees."

                    SECTION 3. Amendments to the Commitment Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Investor Agreement is amended as follows:

                    3.1. Section 1.01 of the Commitment Agreement is hereby amended to add the following definitions thereto in their correct alphabetical positions within such agreement:

                    "'Recoveries' means, with respect to any Defaulted Receivable repurchased by the Seller pursuant to

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                    Section 2.06 hereof or Section 2.06 of the Investor
                    Agreement, (i) any Collections received by the Seller or any Affiliate of the Seller after the date such Purchased Receivable was repurchased by the Seller and
                    (ii) if the Seller or any Affiliate receives any returned or repossessed goods or products relating to such Defaulted Receivable after the date such Purchased Receivable was repurchased by the Seller, the invoice value of such returned or repossessed products or goods; provided, however, that for purposes of this Agreement, the amount of the Recoveries with respect to any such Defaulted Receivable shall in no event exceed the Repurchase Price paid by the Seller for the repurchase thereof in accordance with such Sections."

                    "'Repurchase Maximum' means, at any time after the Termination Date, (A) the product of (x) the Loss Percentage as of the Termination Date and (y) the aggregate amount of Capital, accrued but unpaid Yield and accrued but unpaid Program Fees, Investor Investment Fees and Collection Agent Fees, in each case, as of the Termination Date, plus (B) Recoveries with respect to any Purchased Receivables repurchased by the Seller, minus (C) the aggregate amount of the Repurchase Price paid by the Seller as of such time to any of the Banks and/or the Investor with respect to the repurchase of any Purchased Receivables by the Seller hereunder or under the Investor Agreement, respectively."

                    "'Repurchase Price' means, with respect to any Defaulted Receivable, the Outstanding Balance of such Purchased Receivable."

                    3.2. Section 2.06 of the Commitment Agreement is hereby amended as follows:

                    a. The subsection heading "(a)" shall be added thereto immediately after the section heading "Liquidation
               Settlement Procedures" appearing therein; and

                    b. The following shall be added thereto after subsection (a) thereof as a new subsection (b) thereto:

                    "(b) Upon the Agent's demand at any time after the Termination Date, the Seller shall repurchase from each of the Banks, all of such Banks' respective rights and title to and interests in each Purchased Receivable that has become a Defaulted Receivable. The Seller shall remit to the Agent, for the ratable benefit of such Banks, the Repurchase Price for the Banks'

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                    respective interests in such Defaulted Receivable
                    within one Business Day following the Agent's demand therefor as described above; provided, however, that the Seller shall only be obligated to repurchase the Investor's interest in such Defaulted Receivables to the extent that the aggregate Repurchase Price for all such Defaulted Receivables repurchased pursuant hereto and pursuant to the Investor Agreement does not exceed the Repurchase Maximum at such time."

                    3.3. Section 2.10(b)(ii) of the Commitment Agreement is hereby amended to delete the amount "0.25%" set forth therein and to substitute the amount "0.175% therefor".

                    SECTION 4. Effective Date; Conditions Precedent. This Agreement shall become effective and be deemed effective as of the date first above written upon the Agent's receipt of the following items, in each case, to be in form and substance satisfactory to the Agent:

                    (i) eight (8) original copies of this Agreement
               (together with all Annexes hereto) duly executed by all of the parties hereto set forth on the signature pages hereto;

                    (ii) four (4) original copies of an amended and
               restated Fee Letter (the "Revised Fee Letter") duly executed by all parties thereto;

                    (iii) eight (8) original copies of a Certificate of the Assistant Secretary of the Seller, certifying:

                    (x) that the resolutions passed by the Executive Committee of the Board of Directors of the Seller initially authorizing the execution, delivery and performance by the Seller of the Purchase Agreements, the Fee Letter, the Transfer Agreements and the other instruments, documents and agreements executed and/or delivered in connection with any of the foregoing (collectively, the "Transaction Documents"), have not been rescinded or modified in any way and remain in full force as of the date hereof;

                    (y) the copies attached thereto of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Seller are true and complete copies thereof; and

                    (z) the names and true signatures of the officers of the Seller authorized to execute and deliver this Agreement and the Revised Fee Letter; and


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                    (iv) eight (8) original copies of a certificate of the
               Chief Financial Officer or Treasurer of the Seller, certifying, among other things, that as of the date hereof
               (x) both before and after giving effect to the execution, delivery and performance hereof, no Event of Investment Ineligibility (or any event or condition which with the giving of notice or passage of time, or both, would constitute and Event of Investment Ineligibility) shall have occurred and be continuing or would result therefrom and (y) all conditions precedent to the effectiveness of this Agreement which are required to be performed or satisfied by the Seller or any of the Transferring Subsidiaries on or prior to the date hereof have, in each case been so performed or satisfied;

                    (v) a Good Standing Certificate for the Seller from the
               Secretaries of State of Delaware and North Carolina, in each case, dated a date reasonably prior to the effective date of this Agreement; and

                    (vi) such other consents or approvals as the may be
               required by the Agent, the Investor or any of the other
               Owners;

                    SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                    SECTION 6. Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of any provision hereof, and the unenforceability of one or more provisions of this Agreement in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

                    SECTION 7. Reference to and Effect on the Transaction Documents. (a) Upon the effectiveness of this Agreement, (i) the Seller hereby reaffirms all covenants, representations and warranties made by it in each of the Transaction Documents to which it is a party (other than any such representations or warranties which expressly speak as of another date and as such representations, warranties or covenants may be amended or otherwise modified by this Agreement) and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement; (ii) each reference in either of the Purchase Agreements to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and all references to any such Purchase Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith, shall, in each case, mean and be a reference to the applicable Purchase Agreement as amended hereby; and (iii) each reference in any of the Transaction Documents to the "Fee Letter" shall mean and be a reference to the Fee Letter as amended and restated by the Revised Fee Letter. Except as otherwise amended by this Agreement and the Revised Fee Letter, each of the Transaction Documents shall continue in full force and effect and is hereby ratified and confirmed.

                    (b) The execution, delivery and effectiveness of this Agreement or the Revised Fee Letter shall not (x) operate as a waiver of any right, power or remedy of any Person under any of the Transaction Documents or any other instrument, document or agreement executed and/or delivered in connection therewith or
          (y) in any such case, constitute a waiver of any provision contained therein, except as specifically set forth herein.

                    SECTION 8. Counterparts. This Agreement may be exe-cuted in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                    SECTION 9. Fees and Expenses. The Seller hereby confirms its agreement to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement, the Revised Fee Letter and each of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent with respect thereto.

                    IN WITNESS WHEREOF, the parties hereto have caused this First Omnibus Amendment to Purchase Agreements to be executed as of the date first above written.


                                   COCA-COLA BOTTLING CO. CONSOLIDATED



                                   By: Brenda B. Jackson
                                     Name: Brenda B. Jackson
                                     Title: Vice President & Treasurer


                                   CORPORATE RECEIVABLES CORPORATION
                                   By:  Citicorp North America, Inc., as
                                        attorney-in-fact



                                   By: Michael Storm
                                     Name:
                                     Title:


                                   CITICORP NORTH AMERICA, INC.,
                                   Individually and as Agent



                                   By: Michael Storm
                                     Name:
                                     Title:


                                   KREDIETBANK, N.V.



                                   By: Marc Bernaert     Katherine S. McCarthy
                                     Name: Marc Bernaert Katherine S. McCarthy
                                     Title: General Manager  Vice President


                                   THE INDUSTRIAL BANK OF JAPAN, LIMITED,
                                   ATLANTA AGENCY



                                   By: Shusai Nagai
                                     Name: Shusai Nagai
                                     Title: General Manager